Filed Pursuant to Rule 424(b)(5)
Registration No. 333-285503

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2025

Preliminary Prospectus Supplement

(To Prospectus dated March 25, 2025)

$1,500,000,000

LPL Financial Holdings Inc.

Shares of Common Stock

We are offering $1.5 billion of shares of our common stock. We have granted the underwriters a 30-day option to purchase up to $225 million of additional shares of our common stock from us at the public offering price, less the underwriting discount.

We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the acquisition (the “Commonwealth Acquisition”) of Commonwealth Financial Network (“Commonwealth”) and, to the extent that any proceeds remain thereafter, or if the Commonwealth Acquisition is not completed, for general corporate purposes. See “Use of Proceeds.”

On March 31, 2025, we announced that LPL Holdings, Inc. (“Holdings”) had entered into a definitive purchase agreement (the “Commonwealth Agreement”) to acquire Commonwealth. This offering is not conditioned upon the completion of the Commonwealth Acquisition.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “LPLA.” On March 28, 2025, the closing price of our common stock on the Nasdaq Global Select Market was $336.89 per share.

Investing in our securities involves significant risks. See “RISK FACTORS” beginning on page S-13 of this prospectus supplement, on page 1 in the accompanying prospectus and the risk factors described in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” on page S-21 of this prospectus supplement for a description of the compensation payable to the underwriters.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

The underwriters expect to deliver the shares on or about      , 2025.

Sole Lead Book-Running Manager

Morgan Stanley

    , 2025

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first consists of this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us or the underwriters specifying the final terms of this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates and the information in the incorporated documents is only accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about, and observe, any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Except as otherwise indicated or as context otherwise requires, references in this prospectus supplement to “LPL,” “we,” “us,” “our,” and the “Company” mean LPL Financial Holdings Inc. (“LPLFH”) and its consolidated subsidiaries, taken as a whole.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement presents certain “non-GAAP measures” as a supplement to LPLFH’s consolidated results presented in accordance with generally accepted accounting principles (“GAAP”), such as Gross Profit and Core G&A. Non-GAAP measures have limitations as analytical tools. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. Definitions and reconciliations of certain non-GAAP measures to the most directly comparable GAAP measures are provided in “Summary—Summary Consolidated Financial and Other Data.”

MARKETING AND INDUSTRY DATA AND FORECASTS

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein from internal company sources, as well as market research, publicly available information and industry publications as indicated herein. While we believe the industry publications to be reliable, the accuracy and completeness of such information cannot be guaranteed. Similarly, while we believe such internal information and market research are reliable, such sources have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy or completeness of such information. Investors should note that market data and statistics are inherently subject to a range of limitations and possible errors, including errors in data collection and the possibility that relevant data has been omitted. As a result, this data is subject to uncertainty and is not necessarily reflective of actual market conditions. Estimates and forecasts involve additional risks and uncertainties and are subject to change based on various factors, including those discussed in “Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus (including the information incorporated by reference herein and therein) and any free writing prospectus that we may provide you in connection with this offering regarding our future financial and operating results, outlook, growth, plans, business strategies, liquidity, future share repurchases and dividends, including statements regarding future resolution of regulatory matters, legal proceedings and related costs; the Company’s future revenue and expense; future affiliation models and capabilities; the timing of and our expected closing of the Commonwealth Acquisition; the expected conversion, transition and onboarding of advisors, institutions and assets in connection with our acquisition and recruitment activity, including the conversion of assets of the broker-dealers and investment advisors acquired in connection with our acquisition of Commonwealth and Atria Wealth Solutions, Inc. (“Atria”); market and macroeconomic trends, including the effects of inflation and the interest rate environment; projected savings and anticipated improvements to our operating model, services, and technologies as a result of our investments, initiatives, programs and acquisitions; and any other statements that are not related to present facts or current conditions, or that are not purely historical, constitute forward-looking statements. These forward-looking statements reflect our expectations and objectives as of the date of this prospectus supplement. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that expectations or objectives expressed or implied by us will be achieved. The achievement of such expectations and objectives involves risks and uncertainties that may cause actual results, levels of activity or the timing of events to differ materially from those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; changes in interest rates and fees payable by banks participating in our client cash programs, including our success in negotiating agreements with current or additional counterparties; our strategy and success in managing client cash program fees; fluctuations in the levels of advisory and brokerage assets, including net new assets, and the related impact on revenue; effects of competition in the financial services industry and our success in attracting and retaining financial advisors and institutions, and their ability to provide financial products and services effectively; whether retail investors served by newly-recruited advisors choose to move their respective assets to new accounts with us; difficulties and delays in onboarding the assets of acquired, recruited or transitioned advisors, including the receipt and timing of regulatory approvals that may be required; disruptions in our businesses that could make it more difficult to maintain relationships with advisors and their clients; the choice by clients of acquired, recruited, or transitioned advisors not to open brokerage and/or advisory accounts at the Company; changes in the growth and profitability of our fee-based offerings and asset-based revenues; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by federal and state regulators and self-regulatory organizations; the cost of defending, settling and remediating issues related to regulatory matters or legal proceedings, including civil monetary penalties or actual costs of reimbursing customers for losses in excess of our reserves or insurance; changes made to our services and pricing, including in response to competitive developments and current, pending and future legislation, regulation and regulatory actions, and the effect that such changes may have on our gross profit streams and costs; execution of our capital management plans, including its compliance with the terms of the Amended and Restated Credit Agreement, dated as of March 10, 2017, among Holdings, LPLFH, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and the other parties party thereto from time to time (as amended, amended and restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time with borrowings or commitments from lenders under one or more credit agreements) (the “Credit Agreement”), the committed revolving credit facility at our primary broker-dealer subsidiary, LPL Financial LLC, and the indentures governing our senior unsecured notes; strategic acquisitions and investments, including pursuant to our Liquidity & Succession solution, and the effect that such acquisitions and investments may have on our capital management plans and liquidity; the price, availability and trading volumes of shares of our common stock, which will affect the timing and size of future share repurchases by the Company, if any; execution of our plans and our success in realizing the synergies, expense savings, service improvements or efficiencies expected to result from our investments, initiatives and acquisitions, expense plans and technology initiatives; whether advisors affiliated with Commonwealth or Atria will transition registration to us and whether assets reported as serviced by such financial advisors will translate into our assets; the performance of third-party service providers to which business processes have been transitioned; our ability to control operating risks, information technology systems risks, cybersecurity risks and sourcing risks; and the other factors set forth in “Risk Factors” and in the section entitled “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “2024 Annual Report”), which is incorporated by reference herein, and other information contained in our 2024 Annual Report and in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you in connection with this offering. Except as required by law, we specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus supplement, even if our estimates change, and you should not rely on statements contained herein as representing our views as of any date subsequent to the date of this prospectus supplement.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and any free writing prospectuses we provide to you. This summary may not contain all of the information that may be important to you or that you should consider before investing in our common stock. For a more complete understanding of our business, you should read this entire prospectus supplement and the accompanying prospectus carefully, particularly the discussion under “Risk Factors” herein, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2024 Annual Report, which are incorporated by reference herein, and the financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

General Corporate Overview

LPL serves the financial advisor-mediated marketplace as the nation’s largest independent broker-dealer, a leading investment advisory firm and a top custodian. We support nearly 29,000 financial advisors, and the wealth management practices of approximately 1,200 financial institutions, servicing and custodying approximately $1.7 trillion in brokerage and advisory assets. The firm provides a wide range of advisor affiliation models, investment solutions, fintech tools and practice management services, ensuring that advisors and institutions have the flexibility to choose the business model, services and technology resources they need to run successful businesses.

We are steadfast in our commitment to the advisor-mediated model and the belief that investors deserve access to personalized guidance from a financial advisor. We believe advisors should have the freedom to choose the business model, services and technology they need and to manage their client relationships. We believe investors achieve better outcomes when working with a financial advisor, and we strive to make it easy for advisors to do what is best for their clients.

We believe that we are the only company that offers the unique combination of an integrated technology platform, comprehensive self-clearing services and access to a wide range of curated non-proprietary products all delivered in an environment unencumbered by conflicts from product manufacturing, underwriting and market- making.

LPLFH, which is the parent company of our business, was incorporated in Delaware in 2005. LPLFH’s most significant wholly owned subsidiaries are described below:

•

Holdings is a direct subsidiary of LPLFH and is an intermediate holding company of the Company’s business and directly or indirectly owns 100% of the issued and outstanding equity interests of all of LPLFH’s indirect subsidiaries, including a captive insurance subsidiary that underwrites insurance for various legal and regulatory risks of the Company.

•

LPL Financial LLC (“LPL Financial”), with primary offices in San Diego, California; Fort Mill, South Carolina; Tempe, Arizona; Boston, Massachusetts; and Austin, Texas, is a clearing broker-dealer and an investment advisor that principally transacts business as an agent for its advisors and enterprises on behalf of their clients in a broad array of financial products and services. LPL Financial is licensed to operate in all 50 states, Washington D.C., Puerto Rico and the U.S. Virgin Islands.

•

LPL Enterprise, LLC (“LPL Enterprise”) is a limited product shelf introducing broker-dealer and registered investment advisor that supports a portion of the Company’s institutional businesses, providing brokerage and investment advisory services to the clients of those institutional businesses.

•	LPL Insurance Associates, Inc. (“LPLIA”) operates as a brokerage general agency that offers life and disability insurance products and services.

•

Atria is a holding company for the registered broker-dealers and investment advisors that the Company acquired in connection with the acquisition of Atria. Atria has seven introducing broker-dealer subsidiaries, which clear transactions through third-party clearing and carrying firms. The Company expects to complete the conversion of assets from these acquired broker-dealers and investment advisors in 2025.

•

AW Subsidiary, Inc. is a holding company for AdvisoryWorld and Blaze Portfolio Systems LLC (“Blaze”). AdvisoryWorld offers technology products, including proposal generation, investment analytics and portfolio modeling, to both the Company’s advisors and external clients in the wealth management industry. Blaze provides an advisor-facing trading and portfolio rebalancing platform.

•	The Private Trust Company, N.A. (“PTC”) provides trust administration, investment management oversight and Individual Retirement Account (“IRA”) custodial services.

•

LPL Employee Services, LLC and its subsidiary, Allen & Company of Florida, LLC, along with their affiliate Financial Resources Group Investment Services, LLC, provide primary support for the Company’s employee advisor affiliation model.

Recent Developments

On March 31, 2025, we announced that we had entered into the Commonwealth Agreement to acquire Commonwealth for a purchase price of approximately $2.7 billion in cash, subject to certain customary adjustments as set forth in the Commonwealth Agreement. The transaction is expected to close in the second half of 2025 and is subject to regulatory approvals and other customary closing conditions. Commonwealth is an independently owned wealth management firm based in the U.S. It provides integrated business solutions and services for approximately 2,900 independent financial advisors in the U.S., managing approximately $285 billion of brokerage and advisory assets as of December 31, 2024. As of December 31, 2024, Commonwealth’s asset mix is approximately 75% advisory and 25% brokerage, with client cash sweep balances of approximately $6 billion.

The foregoing description of the Commonwealth Acquisition does not purport to be complete and is qualified in its entirety by reference to the definitive purchase agreement, which is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, certain items of which are incorporated by reference into this prospectus supplement. See “Information We Incorporate by Reference.” The definitive agreement has been incorporated by reference into this prospectus supplement solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about ourselves or Commonwealth. The representations, warranties and covenants contained in the definitive agreement are made only for the purposes of the definitive agreement and are made as of specific dates and are solely for the benefit of the parties to the definitive agreement. As to factual matters concerning ourselves or Commonwealth, you should not rely upon the representations and warranties in the definitive agreement.

We intend to use the net proceeds from this offering, available cash and available borrowings under the revolving credit facility provided for under the Credit Agreement (the “Revolving Credit Facility”), or other borrowings or debt financings, to fund the Commonwealth Acquisition. Subject to market conditions and other factors, we expect to raise additional amounts to fund the Commonwealth Acquisition in a public offering of Holdings’ senior notes. Any senior unsecured notes issued by Holdings will be fully and unconditionally guaranteed on a senior unsecured basis by us. See “Use of Proceeds.”

This offering is not conditioned upon the completion of the Commonwealth Acquisition or any potential offering of Holdings’ senior notes, and there can be no assurance that either any offering of Holdings’ senior notes or the Commonwealth Acquisition will be completed. This prospectus supplement is not, and should not be construed as, an offer of any securities other than the shares of common stock offered hereby.

In connection with entering into the Commonwealth Acquisition, Holdings has obtained committed financing to fund a portion of the purchase price pursuant to a commitment letter (the “Commitment Letter”) entered into on March 28, 2025, with Morgan Stanley Senior Funding, Inc., which provides commitments for a 364-day senior unsecured bridge loan facility (the “Bridge Facility”) in an aggregate initial principal amount of $2.6 billion, with such principal amount to be reduced by, among other things, the aggregate net cash proceeds received by LPLFH or any of its subsidiaries from certain debt or equity transactions, including this offering. Loans under the Bridge Facility, if any, will be guaranteed by LPLFH. The funding of the Bridge Facility is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Commonwealth Acquisition.

Corporate Information

We were incorporated as a Delaware corporation in 2005. Our address is 4707 Executive Drive, San Diego, California 92121.

Our telephone number is (800) 877-7210. Our website address is www.lpl.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	LPL Financial Holdings Inc.

Common Stock Offered by Us	$1,500,000,000 of shares of common stock.

Option to Purchase Additional Shares	We have granted a 30-day option to the underwriters to purchase up to a total of $225 million of additional shares of common stock from us at the public offering price, less the underwriting discount payable by us.

Common Stock to be Outstanding Immediately After This Offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares from us in full, in each case, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Commonwealth Acquisition and, to the extent that any proceeds remain thereafter, or if the Commonwealth Acquisition is not completed, for general corporate purposes. See “Use of Proceeds.”

Trading Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “LPLA.”

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in our common stock.

Proposed Notes Offering	Subject to market conditions and other factors, we expect to raise additional amounts to fund the Commonwealth Acquisition in a public offering of Holdings’ senior notes. Any senior unsecured notes issued by Holdings will be fully and unconditionally guaranteed on a senior unsecured basis by us.

The completion of this offering is not conditioned upon the successful completion of any potential offering of Holdings’ senior notes. We cannot assure you that any potential offering of Holdings’ senior notes will be completed. This prospectus supplement is not, and should not be construed as, an offer of any securities other than the shares of common stock offered hereby.

The number of shares of our common stock to be outstanding immediately after this offering is based on 74,660,632 shares of our common stock outstanding as of December 31, 2024 and excludes, as of that date, the following:

•

135,510 shares of our common stock issuable upon exercise of outstanding options, of which 135,510 were exercisable at a weighted average exercise price of $61.08 per share, under our 2021 Omnibus Equity Incentive Plan, as amended (the “Incentive Plan”);

•	622,564 shares of our common stock issuable upon vesting and settlement of restricted stock units, under the Incentive Plan; and

•	12,513,365 shares of our common stock reserved for issuance pursuant to the Incentive Plan.

Unless otherwise indicated, this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our common stock.

Summary Consolidated Financial and Other Data

We derived the following summary consolidated statements of income data for the years ended December 31, 2024, 2023 and 2022 and the consolidated statements of financial condition data and the consolidated statements of cash flows data for the years ended December 31, 2024 and 2023 from the audited financial statements of LPLFH incorporated by reference in this prospectus supplement.

Historical results are not necessarily indicative of the results that may be expected for any future period. The following summaries of our consolidated financial data for the periods presented should be read in conjunction with “Risk Factors” included elsewhere in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2024 Annual Report and LPLFH’s audited consolidated historical financial statements and the related notes, included in our 2024 Annual Report, which are incorporated by reference herein.

	Years ended December 31,
	2024	2023	2022
Consolidated Statements of Income Data (dollars in millions):
REVENUE
Advisory	$5,461.9	$4,135.7	$3,875.2
Commission	3,305.5	2,552.6	2,326.2
Asset-based	2,497.7	2,377.7	1,760.3
Service and fee	552.0	508.4	467.4
Transaction	236.3	199.9	181.3
Interest income, net	187.6	159.4	77.1
Other	144.2	119.0	(86.5)

Total revenue	$12,385.1	$10,052.8	$8,600.8

EXPENSE
Advisory and commission	$7,751.0	$5,915.8	$5,324.8
Compensation and benefits	1,136.7	979.7	820.7
Promotional	589.3	459.2	340.0
Depreciation and amortization	308.5	247.0	199.8
Occupancy and equipment	281.2	248.6	219.8
Interest expense on borrowings	274.2	186.8	126.2
Amortization of other intangibles	135.2	107.2	87.6
Brokerage, clearing and exchange	127.9	106.0	86.1
Professional services	93.7	72.6	72.5
Communications and data processing	75.8	75.7	67.7
Other	218.5	209.4	143.9

Total expense	$10,992.2	$8,608.1	$7,489.2

Income before provision for income taxes	$1,392.9	$1,444.8	$1,111.7
Provision for income taxes	334.3	378.5	266.0

Net income	$1,058.6	$1,066.3	$845.7

	Years ended December 31,
	2024	2023	2022
Consolidated Statements of Cash Flows Data (dollars in millions):
Net cash provided by (used in):
Operating Activities	$277.6	$512.6	$1,945.6
Investing Activities	(1,592.1)	(860.2)	(376.4)
Financing Activities	1,417.4	(208.5)	(504.3)
Net increase (decrease) in cash and equivalents, cash and equivalents segregated under federal or other regulations and restricted cash	$102.9	$(556.1)	$1,064.9
Other Financial Data (dollars in millions):(1)
Gross profit(1)(2)	$4,501.3	$4,027.0	$3,189.9
Core G&A(1)(3)	$1,515.5	$1,369.4	$1,191.9

	December 31,
	2024	2023	2022
Consolidated Statements of Financial Condition Data (at period end; dollars in millions):
Cash and equivalents	$967.1	$465.7	$847.5
Total assets	$13,317.4	$10,385.5	$9,482.2
Total debt(4)	$5,494.7	$3,734.1	$2,717.4
Total liabilities(4)	$10,386.8	$8,306.5	$7,314.7
Total stockholders’ equity	$2,930.6	$2,079.0	$2,167.6
Business Metrics (at period end; dollars in billions, except advisors):
Advisory and brokerage assets(5)	$1,740.7	$1,354.1	$1,110.8
Advisory assets	$957.0	$735.8	$583.1
Brokerage assets	$783.7	$618.2	$527.7
Advisors(6)	28,888	22,660	21,275

(1)

Management believes that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Management uses these non-GAAP measures internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed below are appropriate for evaluating our performance.

(2)

Gross profit is a non-GAAP financial measure defined as total revenue less advisory and commission expense; brokerage, clearing and exchange expense; and market fluctuations on employee deferred compensation. All other expense categories, including depreciation and amortization of property and equipment and amortization of other intangibles, are considered by management to be general and administrative in nature. Because our gross profit amounts do not include any depreciation and amortization expense, we consider our gross profit amounts to be non-GAAP financial measures that may not be comparable to those of others in our industry. We believe that gross profit amounts can provide investors with useful insight into our core operating performance before indirect costs that are general and administrative in nature.

	Years Ended December 31,
	2024	2023	2022
Gross Profit Reconciliation (dollars in millions)
Total revenue	$12,385.1	$10,052.8	$8,600.8
Advisory and commission expense	7,751.0	5,915.8	5,324.8
Brokerage, clearing and exchange expense	127.9	106.0	86.1
Employee deferred compensation	4.8	4.1	—

Gross Profit(†)	$4,501.3	$4,027.0	$3,189.9

(†)	Totals may not foot due to rounding.

(3)

Core G&A is a non-GAAP financial measure defined as total expense less the following expenses: advisory and commission; depreciation and amortization; interest expense on borrowings; brokerage, clearing and exchange; amortization of other intangibles; market fluctuations on employee deferred compensation; losses on extinguishment of debt; promotional (ongoing); employee share-based compensation; regulatory charges; and acquisition costs. Management presents Core G&A because it believes Core G&A reflects the corporate expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as advisory and commission expense, or which management views as promotional expense necessary to support advisor growth and retention, including conferences and transition assistance. Core G&A is not a measure of the Company’s total expense as calculated in accordance with GAAP.

	Years Ended December 31,
	2024	2023	2022
Core G&A Reconciliation (dollars in millions)
Total expense	$10,992.2	$8,608.1	$7,489.2
Advisory and commission	(7,751.0)	(5,915.8)	(5,324.8)
Depreciation and amortization	(308.5)	(247.0)	(199.8)
Interest expense on borrowings	(274.2)	(186.8)	(126.2)
Amortization of other intangibles	(135.2)	(107.2)	(87.6)
Brokerage, clearing and exchange	(127.9)	(106.0)	(86.1)
Employee deferred compensation	(4.8)	(4.1)	—
Loss on extinguishment of debt	(4.0)	—	—

Total G&A(†)	$2,386.5	$2,041.2	$1,664.7

Promotional (ongoing)(a)	(628.9)	(486.3)	(353.9)
Regulatory charges(b)	(47.3)	(71.3)	(32.6)
Employee share-based compensation(c)	(89.0)	(66.0)	(50.1)
Acquisition costs	(105.9)	(48.1)	(36.2)

Core G&A(†)	$1,515.5	$1,369.4	$1,191.9

(†)	Totals may not foot due to rounding.

(a)

Promotional expense includes business development costs related to advisor recruitment and retention, costs related to hosting certain advisory conferences that serve as training, sales and marketing events, and other costs that support advisor business growth as well as certain support costs related to full-time employees that are classified within compensation and benefits expense in the statements of income.

(b)	Regulatory charges consist of items that relate to the resolution of regulatory issues, including remediation, restitution and fines.
(c)

Employee share-based compensation expense represents share-based compensation resulting from equity awards granted to employees, officers, and directors. Such awards are measured based on the grant date fair value and recognized over the requisite service period of the awards, which generally equals the vesting period.

(4)	Total debt is presented net of approximately $22.3 million, $23.1 million and $20.5 million of unamortized debt issuance costs at December 31, 2024, 2023 and 2022, respectively.
(5)

Consists of total advisory and brokerage assets under custody at the Company’s primary broker-dealer subsidiary, LPL Financial, as well as assets under custody of a third-party custodian related to Atria’s seven introducing broker-dealer subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report which is incorporated by reference herein for a tabular presentation of advisory and brokerage assets.

(6)

“Advisors” refers to registered representatives and/or investment advisor representatives affiliated with LPL Financial, an SEC-registered broker-dealer and investment advisor, or one of Atria’s seven introducing broker-dealer subsidiaries.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus supplement and the accompanying prospectus, prospective investors should carefully consider the following risks together with the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and operations. If any of the following risks actually occur, our business, financial condition, operating results or growth prospects could be materially adversely affected, which could cause the trading price of our common stock to decline. In such a case, you may lose all or part of your original investment. We cannot assure you that any of the events discussed in the risk factors below will not occur. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the sections entitled “Forward-Looking Statements” in this prospectus supplement and in Item 1A under the heading “Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus supplement.

Risks Related to our Common Stock and this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. This offering is not conditioned upon the completion of the Commonwealth Acquisition. If the Commonwealth Acquisition is not successfully completed, our management may apply the net proceeds from this offering for other general corporate purposes. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow, and could cause the price of our common stock to decline.

You could experience dilution if we issue additional equity securities in future fundraising transactions.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock following the expiration of the lock-up agreement we entered into with the underwriters as described in the section entitled “Underwriting” elsewhere in this prospectus supplement, our stockholders, including investors who purchase shares of common stock in this offering, could experience dilution, and any such issuances may result in downward pressure on the price of our common stock.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.

The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our company, the share price of our common stock would likely decline. If one or more of these analysts ceased coverage of our company or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Risks Related to the Proposed Acquisition

There can be no assurance that the Commonwealth Acquisition will be completed or that we will realize the expected benefits of the Commonwealth Acquisition.

Our ability to complete the Commonwealth Acquisition may also be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. Although we currently anticipate that the Commonwealth Acquisition, should it occur, will be accretive to earnings per share on an as adjusted earnings basis in the long-term, this expectation is based on assumptions about our business, the operations to be acquired and preliminary estimates, which may change materially. As a result, should the Commonwealth Acquisition occur, certain other amounts to be paid in connection with the Commonwealth Acquisition may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Commonwealth Acquisition and cause a decrease in the market price of our common stock. In addition, a change in one or more of these assumptions may result in a change in future earnings, which could be material.

We may encounter onboarding or integration challenges, and the Commonwealth Acquisition may not perform as expected.

We can provide no assurance that we will be able to successfully onboard Commonwealth’s business, nor can we provide assurance that we will be able to successfully integrate the operations acquired in the Commonwealth Acquisition or achieve expected cost savings or synergies from such integration, that the acquired operations will perform as expected or that we will not incur unforeseen obligations or liabilities. We may experience difficulties or delays in onboarding Commonwealth financial advisors, staff or clients, and it is possible that our experience in running the operations acquired in the Commonwealth Acquisition will require us to adjust our expectations regarding the impact of the acquisition on our operating results. In addition, onboarding and integration efforts are anticipated to be complex and may divert management attention and resources, which could adversely affect our operating results.

We have made certain assumptions relating to the Commonwealth Acquisition which may prove to be materially inaccurate.

We have made certain assumptions relating to the Commonwealth Acquisition, which assumptions involve significant judgment and may not reflect the full range of uncertainties and unpredictable outcomes inherent in the Commonwealth Acquisition and may be materially inaccurate. These assumptions relate to numerous matters, including:

•	our ability to realize the expected benefits of the Commonwealth Acquisition;

•	the timing of and our expected closing of the Commonwealth Acquisition;

•	the expected conversion of assets of the broker-dealer and investment advisor acquired in connection with the Commonwealth Acquisition;

•	rates of asset and advisor retention;

•	projections of future revenue, EBITDA and our earnings per share;

•	our ability to maintain, develop and deepen relationships with financial advisors and employees associated with Commonwealth;

•	our ability to retain and motivate key personnel who are critical to the operation of Commonwealth’s business;

•

our ability to issue debt or any other financing, or to generate and maintain needed cash from operations, to complete the Commonwealth Acquisition and the impact of such financing on our operating results or financial condition;

•	projections of future expenses and expense allocation relating to the Commonwealth Acquisition;

•	unknown or contingent liabilities associated with the Commonwealth Acquisition;

•	the amount of goodwill and intangibles that will result from the Commonwealth Acquisition;

•	other purchase accounting adjustments that we may record in our financial statements in connection with the Commonwealth Acquisition;

•	acquisition and integration costs, including restructuring charges and transaction costs; and

•	other financial and strategic risks of the Commonwealth Acquisition.

We are not required to and will not be providing historical financial statements of Commonwealth or pro forma financial statements reflecting the impact of the proposed Commonwealth Acquisition on our historical operating results.

We are not required to provide historical financial statements of Commonwealth or pro forma financial statements reflecting the impact of the proposed Commonwealth Acquisition on our historical operating results under Regulation S-X. As a result, we do not expect to file a Current Report on Form 8-K with historical financial information for Commonwealth and pro forma financial statement information and we are not otherwise including such information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical financial information and pro forma financial statement information.

We will incur significant transaction costs in connection with the proposed Commonwealth Acquisition.

We have incurred and expect to incur a number of non-recurring costs associated with the proposed Commonwealth Acquisition, which could exceed the amounts currently estimated. These acquisition costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, filing fees and other related charges. Some of these costs are payable by us regardless of whether the proposed Commonwealth Acquisition is completed. In addition, the success of the Commonwealth Acquisition depends on our ability to onboard and integrate Commonwealth financial advisors, assets, personnel, processes, policies, procedures, operations, technologies and systems following its completion. While we have assumed that a certain level of expense will be incurred in connection with the proposed Commonwealth Acquisition, there are many factors beyond our control that could affect the total amount or the timing of the acquisition, onboarding and integration expense.

There may also be additional unanticipated significant costs in connection with the proposed Commonwealth Acquisition that we may not recoup. These costs and expenses could reduce the benefits and additional income we expect to achieve from the proposed Commonwealth Acquisition. Although we expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

We and Commonwealth may have difficulty attracting, motivating and retaining key financial advisors, employees and other personnel in light of the Commonwealth Acquisition.

Commonwealth’s success after the Commonwealth Acquisition will depend in part on its ability to attract, motivate and retain key financial advisors, employees and other personnel. Prior to and following the Commonwealth Acquisition, Commonwealth and we may lose key financial advisors, employees or other personnel, or may be unable to attract, retain and motivate qualified individuals, or the associated costs may increase. If Commonwealth cannot retain key financial advisors, employees or other personnel of Commonwealth because of uncertainty relating to the Commonwealth Acquisition, or if we cannot retain them because of the difficulty of onboarding or integration, or for any other reason, our ability to realize the anticipated benefits of the Commonwealth Acquisition could be reduced, and it may have an adverse impact on our operating results.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $     million (or approximately $    million if the underwriters exercise their option to purchase additional shares in full), in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Commonwealth Acquisition and, to the extent that any proceeds remain thereafter, or if the Commonwealth Acquisition is not completed, for general corporate purposes. On March 31, 2025, we announced that we had entered into the Commonwealth Agreement. The Commonwealth Acquisition is expected to close in the second half of 2025 and is subject to regulatory approvals and other closing conditions. In addition to the net proceeds from this offering, we expect to use available cash and available borrowings under the Revolving Credit Facility or other borrowings or debt financings to fund the Commonwealth Acquisition. Subject to market conditions and other factors, we expect to raise additional amounts to fund the Commonwealth Acquisition in a public offering of Holdings’ senior notes. Any senior unsecured notes issued by Holdings will be fully and unconditionally guaranteed on a senior unsecured basis by LPLFH.

This offering is not conditioned upon the completion of the Commonwealth Acquisition or any potential offering of Holdings’ senior notes, and there can be no assurance that either any offering of Holdings’ senior notes or the Commonwealth Acquisition will be completed. This prospectus supplement is not, and should not be construed as, an offer of any securities other than the shares of common stock offered hereby.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences applicable to the ownership and disposition of the shares of our common stock issued in this offering but does not purport to be a complete analysis of all potential U.S. federal income tax consequences. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions, each as in effect or in existence as of the date of this prospectus supplement. All of these are subject to change or different interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those summarized below. No ruling has been requested from the IRS regarding the considerations discussed in this summary, and there is no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations discussed below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in shares of our common stock in light of their specific circumstances or to investors that may be subject to special rules under U.S. federal income tax law, including:

•	broker-dealers or traders in stocks, securities or currencies;

•	securities traders that use a mark-to-market method of accounting;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt entities;

•	persons holding shares as part of a synthetic security, a straddle or a hedging, integrated, conversion or constructive sale transaction;

•	persons who are subject to the expatriation provisions of the Code and former citizens or long-term residents of the United States;

•	IRAs or other tax-deferred accounts;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	pass-through entities and arrangements classified as partnerships for U.S. federal tax purposes, or investors in such entities;

•	U.S. Holders who hold shares through non-U.S. brokers or other non-U.S. intermediaries;

•	persons required to accelerate the recognition of any item of income as a result of such income being included on an applicable financial statement; or

•	holders subject to alternative minimum tax.

This summary also does not discuss alternative minimum tax consequences or the tax consequences arising under any state, local or non-U.S. law, or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences or the 3.8% Medicare tax on certain investment income).

This discussion is limited to investors who purchase shares of our common stock for cash in this offering. Moreover, this discussion is limited to investors who purchase and hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, “U.S. Holder” means the beneficial owner of shares of our common stock that is, or that for U.S. federal income tax purposes is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of shares of our common stock.

THE FOLLOWING DISCUSSION IS INTENDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, NON-U.S. OR OTHER U.S. FEDERAL TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND THE MEDICARE TAX ON INVESTMENT INCOME.

Distributions on our Common Stock

Distributions, if any, on shares of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the shares of common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale or Other Taxable Disposition of our Shares of Common Stock.” Any such distributions will also be subject to the discussion below under the section titled “Withholding and Information Reporting Requirements—FATCA.”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).

Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

A non-U.S. holder of shares of our common stock who claims the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or a successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Shares of our Common Stock

Subject to the discussion below under “Withholding and Information Reporting Requirements—FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such non-U.S. holder’s sale, exchange or other taxable disposition of shares of our common stock unless:

1.

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our Common Stock” also may apply;

2.

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

3.

we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market, within the meaning of the relevant provisions of the Code, and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable U.S. Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a “U.S. real property holding corporation” for U.S. federal income tax purposes, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our common stock paid to such non-U.S. holder and the tax withheld, if any, with respect to such distributions.

Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on shares of our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of shares of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of gross proceeds of sales or other dispositions of shares of our common stock, although under proposed U.S. Treasury regulations (the preamble to which specifies that taxpayers, including withholding agents, are generally permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our shares of common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as sole lead book-running manager of this offering and as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, between the Company and the representative of the underwriters, each underwriter named below has severally, and not jointly, agreed to purchase, and the Company has agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Morgan Stanley & Co. LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares, if any are purchased, other than the shares covered by the option described below unless and until that option is exercised.

We have granted to the underwriters an option to purchase up to $225 million of additional shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option, in whole or in part, any time during the 30-day period after the date of this prospectus supplement. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to $225 million of additional shares from us.

	Total with No Exercise	Total with Full Exercise
Per Share	$	$
Total	$	$

The common stock sold by the underwriters to the public will initially be offered at the public offering price listed on the cover page of this prospectus supplement. Any shares sold by the underwriters to dealers may be sold at discount of up to $  per share from the public offering price. After the initial offering, the public offering price or any other term of this offering may be changed. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $    .

We have also agreed to indemnify and hold harmless the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “Restricted Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in this bullet or the immediately preceding bullet is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of the shares offered hereby to the underwriters;

•

the issuance by the Company of shares of common stock upon the exercise of an option or warrant or the conversion of a security, or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of this prospectus supplement and described in this prospectus supplement;

•

grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) to the Company’s current or former employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the date of this prospectus supplement and described in this prospectus supplement, provided that such recipients that are directors or executive officers of the Company enter into a lock-up agreement with the underwriters;

•

the issuance of up to 1% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the closing date for the offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters;

•

the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect as of the date of this prospectus supplement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or

•

facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

In addition, each of our directors and officers, as defined in Rule 16a-1(f), agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, and will not publicly disclose an intention to, during the Restricted Period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by such person, or any other securities so owned convertible into or exercisable or exchangeable for common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in this bullet or the immediately preceding bullet is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•

transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution; provided that each donee shall sign and deliver a lock-up agreement substantially in the form executed in connection with this offering;

•

transfers or dispositions of shares of common stock pursuant to a 10b5-1 Plan prior to the date of this prospectus supplement, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of any such person or the Company regarding sales made under such plan during the Restricted Period, such announcement or filing shall include a statement to the effect that the sale of common stock is being made pursuant to such person’s 10b5-1 Plan established prior to the date of this prospectus supplement;

•

facilitating the establishment or renewal of a 10b5-1 Plan on behalf of a shareholder, officer or director of the Company for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of any such person or the Company regarding the establishment or renewal of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period;

•

transfers of shares of common stock or any security convertible into common stock for bona fide estate planning purposes, by will or other testamentary document or intestate succession to the legal representative, heir, beneficiary or any immediate family member of any such person, provided that each transferee shall sign and deliver a lock-up agreement substantially in the form executed in connection with this offering;

•

transfers of shares of common stock or any security convertible into common stock as a result of the operation of law, or pursuant to an order of a court (including a domestic violence order, divorce settlement, divorce decree or separation agreement) or regulatory agency, provided that any filing required by Section 16 of the Exchange Act shall indicate in the footnotes thereto that such transfer is being made pursuant to circumstances described in this bullet and such common stock shall remain subject to the lock-up agreement executed in connection with this offering;

•

transfers of shares of common stock or any security convertible into common stock to any immediate family member of any such person, or any of its affiliates (as defined in Rule 405 promulgated under the Securities Act), or any trust for the direct or indirect benefit of any such person or any of its affiliates, provided that any such transfer shall not involve a disposition for value and provided further that each transferee shall sign and deliver a lock-up agreement substantially in the form executed in connection with this offering; or

•

transfers of shares of common stock or any security convertible into common stock in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, provided that any shares of common stock received as a result of such vesting, settlement or exercise shall remain subject to the terms of the lock-up agreement executed in connection with this offering and provided further that (i) any such restricted stock units, options, warrants or other rights are held by any such person pursuant to an agreement or equity award granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus supplement or the accompanying prospectus and (ii) if required, any public report or filing under Section 16 of the Exchange Act shall indicate in the footnotes thereto that the filing is being made pursuant to circumstances described in this bullet.

Furthermore, each of our directors and officers, as defined in Rule 16a-1(f), agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, they will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, and also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such person’s shares of common stock except in compliance with the restrictions described above.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may purchase and sell common stock in the open market. These transactions may include over-allotment, stabilizing transactions and covering transactions. Over-allotment involves sales in excess of the shares the underwriters are obligated to purchase, which creates a short position for the underwriter. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, there is no obligation on the part of the underwriters to engage in such transactions and neither the underwriters nor we make any representation that any underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, lending, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for LPLFH, Holdings and their respective affiliates, for which they received or may in the future receive customary fees and expenses. In addition, Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, committed to provide the Bridge Facility in connection with the Commonwealth Acquisition, for which such affiliate will be paid customary fees. The commitments in respect of the Bridge Facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of LPLFH or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in a member state of the EEA who receives any communication in respect of, or who acquires any common stock under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus or to whom the common stock are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires the common stock is (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to MiFID II subsequently offering, selling or recommending the common stock is responsible for undertaking its own target market assessment in respect of the common stock and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

The common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129, as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the common stock or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any common stock under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus or to whom the common stock are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires common stock is (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the common stock is responsible for undertaking its own target market assessment in respect of the common stock and determining appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This prospectus supplement and the accompanying prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a

“prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except: except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offering of the common stock, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the common stock described herein. The common stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the common stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the common stock have been or will be filed with or approved by any Swiss regulatory authority. The common stock are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the common stock will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Taiwan

The common stock have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the common stock or the provision of information relating to this prospectus supplement and the accompanying prospectus. The common stock may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the common stock shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The underwriters have been represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York.

INDEPENDENT AUDITORS

The consolidated statements of financial condition of LPLFH and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years ended December 31, 2024, December 31, 2023 and December 31, 2022, incorporated by reference in this prospectus supplement, and the effectiveness of internal control over financial reporting as of December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report incorporated herein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus supplement and the accompanying prospectus, we “incorporate by reference” certain information filed by LPLFH with the SEC, which means that important information can be disclosed to you by referring to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents that LPLFH has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	LPLFH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 20, 2025;

•

the sections of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders, as filed with the SEC on March  25, 2025, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;

•	LPLFH’s Current Reports on Form 8-K filed with the SEC on February 25, 2025, February 26, 2025, March 6, 2025 and March 31, 2025;

•

The description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on November 12, 2010, as supplemented by  Exhibit 4.8  to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025, and including any amendments or reports filed for the purpose of updating such description; and

•	any future filings LPLFH makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion of this offering.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K in relation to such furnished information.

The information incorporated by reference contains important information about us and our financial condition and is considered to be part of this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

On our website, http://www.lpl.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Hard copies of all such filings are available free of charge by request via email (investor.relations@lplfinancial.com), telephone ((800) 877-7210), or mail (Secretary, LPL Financial Holdings Inc. at 4707 Executive Drive, San Diego, CA 92121). The information contained or incorporated on our website is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$4,000,000,000

Common Stock

Debt Securities

Guarantees

LPL Financial Holdings Inc. may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

LPL Holdings, Inc. may, from time to time, offer to sell non-convertible debt securities consisting of senior or subordinated notes and debentures and/or other evidences of indebtedness in one or more series, and which will be fully and unconditionally guaranteed by LPL Financial Holdings Inc.

This prospectus describes the general manner in which these securities may be offered using this prospectus. Each time we sell these securities, the specific terms will be determined at the time of the offering and will be included in a supplement to this prospectus. We may sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

LPL Financial Holdings Inc. common stock is listed on the Nasdaq Global Select Market under the symbol “LPLA.” On March 20, 2025, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $334.45 per share.

Investing in our securities involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 25, 2025

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

i

ABOUT THIS PROSPECTUS

When we use the terms “we”, “us”, “our”, and the “Company,” we mean LPL Financial Holdings Inc., a Delaware corporation, and its consolidated subsidiaries, taken as a whole, unless the context otherwise indicates. When we use the term “LPL Holdings, Inc.” we mean LPL Holdings, Inc., a Massachusetts corporation, unless the context indicates otherwise.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell different types of securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q or subsequent filings with the SEC and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

LPL Holdings, Inc. may issue debt securities using this prospectus. LPL Holdings, Inc. is a direct subsidiary of the Company and an intermediate holding company of the Company’s business. The debt securities issued by LPL Holdings, Inc. will rank equally in right of payment with all of LPL Holdings, Inc.’s (i) other unsecured and unsubordinated indebtedness, in the case of senior debt securities, and (ii) unsecured and subordinated indebtedness, in the case of LPL Holdings, Inc.’s subordinated debt securities. Such obligations will be effectively subordinated to LPL Holdings, Inc.’s future secured obligations to the extent of the value of the collateral securing such obligations. Such obligations will be structurally subordinated to all of the existing and future liabilities of the existing and future subsidiaries of LPL Holdings, Inc.

The debt securities of LPL Holdings, Inc. issued hereunder will be fully and unconditionally guaranteed by LPL Financial Holdings Inc. The obligations of LPL Financial Holdings Inc. as guarantor of such debt securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all of existing and future senior unsecured obligations that are not expressly subordinated to LPL Financial Holdings Inc.’s guarantee of the debt securities of LPL Holdings, Inc. and will be effectively subordinated to the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. Such obligations will be structurally subordinated to all of the existing and future liabilities of the Company’s existing and future subsidiaries.

Pursuant to Rule 13-01 of Regulation S-X under the Securities Act of 1933, as amended, the following tables present unaudited summary financial information of LPL Financial Holdings Inc., as guarantor, excluding its consolidated subsidiaries, and LPL Holdings, Inc., as the issuer, excluding its consolidated subsidiaries on a combined basis. Balances and transactions between LPL Holdings, Inc. and the Company have been eliminated. Financial information for non-guarantor subsidiaries has been excluded. Intercompany balances and transactions between the Company, LPL Holdings, Inc. and the non-guarantor subsidiaries are presented on separate lines.

Summarized Guarantor Financial Information

LPL Holdings, Inc. & LPL Financial Holdings Inc.
Combined Summarized Statements of Income (in thousands)	Year Ended December 31, 2024
Revenues(1)	$107,153
Revenues from non-guarantor subsidiaries	16,246
Advisory and commission expense(1)	103,333
Interest expense on borrowings	270,278
Expenses from non-guarantor subsidiaries	22,800
Loss before provision for income taxes	(354,528)
Net loss	(269,956)

(1)

Revenues primarily include unrealized gains and losses on assets held in the non-qualified deferred compensation plan offered to advisors and employees, while advisory and commission expense includes the deferred advisory and commission fee expense associated with mark-to-market gains or losses on the non-qualified deferred compensation plan offered to advisors.

LPL Holdings, Inc. & LPL Financial Holdings Inc.
Combined Summarized Statements of Financial Condition (in thousands)	December 31, 2024
Cash and equivalents	$39,782
Other receivables, net	15,032
Property and equipment, net	161,845
Goodwill	1,251,908
Other intangibles, net	67,486
Receivables from non-guarantor subsidiaries	148,855
Other assets	1,333,061
Corporate debt and other borrowings, net	5,494,724
Accounts payable and accrued liabilities	66,818
Payables to non-guarantor subsidiaries	101,400
Other liabilities	1,247,792

FORWARD-LOOKING STATEMENTS

Statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein regarding the Company’s future financial and operating results, outlook, growth, plans, business strategies, liquidity, future indebtedness, future share repurchases and dividends, including statements regarding future resolution of regulatory matters, legal proceedings and related costs; future revenue and expense; future affiliation models and capabilities; the expected conversion, transition and onboarding of advisors, institutions and assets in connection with our acquisition and recruitment activity; market and macroeconomic trends, including the effects of inflation and the interest rate environment; and projected savings and anticipated improvements to the Company’s operating model, services and technologies as a result of its investments, initiatives, programs and acquisitions, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company’s historical performance and its plans, estimates, and expectations. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that expectations or objectives expressed or implied by the Company will be achieved. The achievement of such expectations and objectives involves risks and uncertainties that may cause actual results, levels of activity or the timing of events to differ materially from those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include:

•	changes in general economic and financial market conditions, including retail investor sentiment;

•

changes in interest rates and fees payable by banks participating in the Company’s client cash programs, including the Company’s success in negotiating agreements with current or additional counterparties;

•	the Company’s strategy and success in managing client cash program fees;

•	fluctuations in the levels of advisory and brokerage assets, including net new assets, and the related impact on revenue;

•

effects of competition in the financial services industry and the success of the Company in attracting and retaining financial advisors and institutions, and their ability to provide financial products and services effectively;

•	whether retail investors served by newly-recruited advisors choose to move their respective assets to new accounts at the Company;

•	difficulties and delays in onboarding the assets of acquired, recruited or transitioned advisors, including the receipt and timing of regulatory approvals that may be required;

•	disruptions in the businesses of the Company that could make it more difficult to maintain relationships with advisors and their clients;

•	the choice by clients of acquired, recruited or transitioned advisors not to open brokerage and/or advisory accounts at the Company;

•	changes in the growth and profitability of the Company’s fee-based offerings and asset-based revenues;

•	the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by federal and state regulators and self-regulatory organizations;

•

the cost of defending, settling and remediating issues related to regulatory matters or legal proceedings, including civil monetary penalties or actual costs of reimbursing customers for losses in excess of our reserves or insurance;

•

changes made to the Company’s services and pricing, including in response to competitive developments and current, pending and future legislation, regulation and regulatory actions, and the effect that such changes may have on the Company’s gross profit streams and costs;

•

execution of the Company’s capital management plans, including its compliance with the terms of the Company’s amended and restated credit agreement, the committed revolving credit facility at our primary broker-dealer subsidiary, LPL Financial LLC, and the indentures governing the Company’s senior unsecured notes;

•

strategic acquisitions and investments, including pursuant to the Company’s Liquidity & Succession solution, and the effect that such acquisitions and investments may have on the Company’s capital management plans and liquidity;

•	the price, availability and trading volumes of shares of the Company’s common stock, which will affect the timing and size of future share repurchases by the Company, if any;

•

execution of the Company’s plans and its success in realizing the synergies, expense savings, service improvements or efficiencies expected to result from its investments, initiatives and acquisitions, expense plans and technology initiatives;

•

whether advisors affiliated with businesses that we acquire or enter into strategic relationships with will transition registration to the Company and whether assets reported as serviced by such financial advisors will translate into assets of the Company;

•	the performance of third-party service providers to which business processes have been transitioned;

•	the Company’s ability to control operating risks, information technology systems risks, cybersecurity risks and sourcing risks; and

•	the other factors set forth in the Company’s most recent Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q.

Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date such statements were made, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date such statements were made.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, possible acquisitions and repayment of debt. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

LPL Holdings, Inc. may offer non-convertible debt securities, which may be senior debt securities or subordinated debt securities. The debt securities will be wholly and unconditionally guaranteed by LPL Financial Holdings Inc., its direct parent. The debt securities issued by LPL Holdings, Inc. will be issued under one or more indentures, each to be entered into by LPL Holdings, Inc., LPL Financial Holdings Inc., as guarantor, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The trustee, registrar, paying agent, transfer agent, collateral agent, calculation agent and/or foreign currency agent (collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. The terms of the debt securities will include those described in the applicable prospectus supplement and those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have included a copy of the form of indenture as an exhibit to this Registration Statement. The indenture will be subject to and governed by the terms of the Trust Indenture Act.

DESCRIPTION OF COMMON STOCK

References to the “Company,” “us,” “we” or “our” in this section mean LPL Financial Holdings Inc. and do not include the subsidiaries of LPL Financial Holdings Inc.

The following summary of the terms of our common stock does not purport to be complete. You should refer to our Amended and Restated Certificate of Incorporation (our “Certificate”) and our Seventh Amended and Restated Bylaws (our “Bylaws”), both of which are on file with the SEC as exhibits to previous filings. The summary below is also qualified by provisions of applicable law.

General

Under our Certificate, we have authority to issue up to 600,000,000 shares of common stock, par value $0.001 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the Nasdaq Global Select Market under the symbol “LPLA”. As of February 26, 2025, we had 74,679,757 shares of common stock outstanding, held by 789 record holders.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to our board of directors (the “Board of Directors”) exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Anti-takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws

Our Certificate and our Bylaws contain certain provisions that may discourage, delay or prevent a change in our management or control over us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

Action by Written Consent

The Delaware General Corporation Law (“DGCL”) provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our Certificate provides that any action required or permitted to be taken by our stockholders may only be taken at a duly called annual or special meeting of stockholders, and not by written consent without a meeting.

Special Meeting of Stockholders

Our Certificate and Bylaws provide that, subject to any special rights of the holders of any series of preferred stock and to the requirements of applicable law, special meetings of our stockholders can only be called by (a) our chair or vice chair of the Board of Directors, (b) our chief executive officer or (c) a majority of the Board of Directors through a special resolution.

Advance Notice Requirements for Stockholder Proposals

Our Bylaws set forth advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or brought by a stockholder of record who is entitled to vote at the meeting and who has delivered a timely written notice in proper form (in accordance with both our Bylaws and applicable law) to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Proxy Access

Our Bylaws provide that a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate a specified number of directors and have those nominees included in our proxy materials, provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. The maximum number of stockholder nominees permitted under these provisions is the greater of two or 20% of the number of directors in office. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board of Directors for inclusion in our proxy statement must satisfy the requirements specified in our Bylaws.

Requirements for Removal and Interim Election of Directors

Subject to the special rights of the holders of any series of preferred stock to elect directors, holders of at least two-thirds of the shares entitled to vote at an election of the directors must approve the removal of directors. Vacancies and newly-created directorships will be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. In addition, the Certificate provides that any vacancy created by the removal of a director by the stockholders shall only be filled by, in addition to any other vote otherwise required by law, the affirmative vote of a majority of the outstanding shares of common stock. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our Board of Directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least two-thirds of the voting power of our outstanding shares of common stock. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of common stock is required to alter, amend or repeal, or to adopt any provision inconsistent with, the “Board of Directors,” “No Action by Written Consent,” “Special Meetings of Stockholders,” “Amendments to the Amended and Restated Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our Certificate. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our Certificate and our Bylaws.

Exclusive Jurisdiction of Certain Actions

Our Certificate requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery of the State of Delaware. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global

Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could make more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We have elected to not be subject to Section 203 of the DGCL, which regulates business combinations with “interested stockholders.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on the Nasdaq Global Select Market. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements and other information with the SEC. We make these documents publicly available, free of charge, on our website at lpl.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not a part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of the registration statement of which this prospectus is part and prior to the effectiveness of such registration statement, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 20, 2025;

•	Our Current Reports on Form 8-K, as filed with the SEC on February 25, 2025, February 26, 2025 and March 6, 2025; and

•

Description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on November  12, 2010, as supplemented by Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025, and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Secretary

LPL Financial Holdings Inc.

4707 Executive Drive

San Diego, California 92121

(800) 877-7210

Copies of these filings are also available, without charge, on the SEC’s website at sec.gov and on our website at lpl.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,500,000,000

LPL Financial Holdings Inc.

Shares of Common Stock

Prospectus Supplement

Sole Lead Book-Running Manager

Morgan Stanley

    , 2025